Exhibit 10.2

Transportation and Logistics Systems, Inc.

5500 Military Trail, Suite 22-357

Jupiter, FL 33458

August 27, 2025

C/M Capital Master Fund, LP.

1111 Brickell Avenue | Suite 2920 | Miami, FL 33131

Re:	Transportation and Logistics Systems, Inc.

Ladies and Gentleman:

Reference is made to that certain letter agreement, dated August 27, 2025, by and between the Borrower and the Lenders, as defined herein. Reference is also made to that certain promissory note, dated at or about the date hereof (“Note”), issued by Transportation and Logistics Systems, Inc., a Nevada corporation (and together with its successors and assigns, collectively, the “Borrower”), payable to the order of the Lender identified in the applicable Note (the “Lender”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Note.

By way of this letter agreement, the Borrower and the Lender continue to acknowledge and agree as follows:

(a) The Lenders are providing the loans under the Note as an accommodation and reserve the right to have the Borrower enter into definitive transaction documents containing such customary terms and conditions, schedules, and exhibits as appropriate for a transaction of this sort, as Lenders may reasonably determine.

(b) The proceeds from the Note shall be used solely for the following purposes, in each case subject to prior written approval of Frank Kneuttel or a Lender, which approval shall be timely and not unreasonably withheld:

(i)	Preparation of the Company’s 2025 third quarter review;

(ii)	Preparation and submission of any requisite Company SEC and OTC filings;

(iii)	Such tax-related and other activities as may be necessarily and legally required from time to time to restore the Company to good standing from applicable tax and compliance perspectives;

(iv)	Transfer Agent Costs related to issuance of new Series J preferred; and

(v)	Fees for routine litigation matters in the ordinary course of business.

The Borrower and the Lenders shall each use all good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable to carry out the intent and purposes of this letter agreement.

This letter agreement and the Note shall constitute the entire agreement between the parties hereto pertaining to the subject matter hereof. This letter agreement may be amended by a written instrument signed by the parties hereto. All rights and obligations hereunder will be governed by the laws of the State of Nevada, without regard to the conflicts of law provisions of such jurisdiction. This letter agreement may be executed, including by means of electronic signature or pdfs, in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Sincerely,

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

By:	/s/ Sebastian Giordano
Name:	Sebastian Giordano
Title:	CEO

Acknowledged, Agreed and Accepted:

C/M Capital Master Fund, LP.

By:	/s/ Jonathan Junchno
Name:	Jonathan Junchno
Title:	Managing Member

[Signature Page to Side Letter]